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[NETSCAPE LOGO APPEARS HERE]                                        Exhibit 10.1

                      NETSCAPE COMMUNICATIONS CORPORATION
                   U.S. English-Language Net Search Program
                      Premier Provider Services Agreement

OBJECTIVE: To direct users of a Netscape client software Internet browser product (including the Netscape Navigator 2.x and subsequent versions of Netscape client software) ("Browser") to U.S. English-language Internet search and directory services.

TERMS AND CONDITIONS:

1. Premier Provider. The entity ("Premier Provider") named on the signature page to this agreement ("Agreement") will be a premier search and directory service for the U.S. English-language HTML page accessible by the public via the Internet at the Universal Resource Locator ("URL") http://home.netscape.com/home/internet-search, or such other URL as Netscape may designate from time to time in writing (the "Page"). The Page is part of the collection of U.S. English-language HTML documents accessible by the public via the Internet at the URL http://home.netscape.com and/or at such other URL or URL's as Netscape may designate ("Netscape's U.S. English-language Web Site"). The Page may also be accessed by Internet users of the Netscape-distributed English-language version of the Browser by pressing or "clicking" on the Net Search Button, by visiting the Page by way of a bookmark pre-loaded in certain versions of the Browser toolbar as described herein, or such other methods as Netscape may specify from time to time. Notwithstanding the foregoing, Netscape reserves the right to determine other means whereby users may access pages which provide Internet search and directory services on Netscape's U.S. English-language Web Site including, but not limited to, through the use of mirror sites and pointers based on a user's IP address, and which pages are separate and distinct from the Page described in this Agreement.

2. Premier Period. Netscape will maintain the Premier Graphic, as defined below, on the Page for the period commencing on May 1, 1997 and ending on the earlier of April 31, 1998 or the date of termination of this Agreement ("Premier Period"):

3.  Services Provided by Netscape.

     3.1.  Premier Graphic.  The Premier Provider will supply Netscape with HTML
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and/or GIF files, or files of such other format as may be designated from time to time in writing by Netscape, which conform to the specifications in Exhibit A ("Premier Graphic") which Netscape will place on the Page during the Premier Period. Premier Provider shall retain all right, title and interest in and to the Premier Graphic (including the copyright ownership thereof), and Premier Provider hereby grants Netscape a royalty-free worldwide license, without payment or other charge therefor, to use, display, perform, reproduce and distribute the Premier Graphic, and such other licenses with respect to the Premier Graphic necessary to fulfill the intention of this Agreement. The Premier Graphic shall contain a functional search field and, if desired, a directory tree. The specifications of the Premier Graphic and its placement on the Page are set forth on Exhibit A hereto, and Premier Provider's compliance with the content as well as the technical, visual and functional specifications set forth in Exhibit A are a material obligation of Premier Provider under this Agreement. Netscape may, upon notice to Premier Provider, revise Exhibit A, provided that the Premier Graphics for each of the participants in this U.S. English-language Net Search Program -- Premier Provider shall remain the largest and most prominent category of search graphics on
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the Page, shall remain equivalent in size for each of the Premier Providers, and shall not differ substantially, including, without limitation, any reduction in the size of the Premier Graphic, from the current specifications for the Premier Graphics set forth in Exhibit A.

     3.2.  Stack.  Netscape will produce the Page as set forth on Exhibit A.
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The Premier Graphic of each of the services appearing in the Premier Provider category will appear to be overlapped in a stack (the "Stack"). A Premier Graphic will be accessible by the end user by pressing or "clicking" on a tab for the relevant Premier Provider's service. Netscape will produce the Page such that when an end user presses or "clicks" on hypertext links ("Premier Links") placed by Premier Provider on the Premier Graphic, the end user's Browser will access Premier Provider's applicable HTML pages located at the applicable URL's ("Premier URL's") for such pages on the collection of English-language HTML documents Premier Provider maintains as its primary web site whose home page is located at the URL http://www.lycos.com ("Premier Provider's Web Site"). Netscape shall not change the location of the Stack from the current top-most position on the Page as set forth on Exhibit A unless Netscape receives prior written consent from Premier Provider, such consent not to be unreasonably withheld.

     3.3.  Rotation.  Netscape will rotate the display of Premier Graphics which
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will appear on the top of the Stack when the Page is served to an end user who has not selected a Premier Graphic as a default, as described in Section 3.4. Subject to the provisions of Section 3.4, Premier Provider's Premier Graphic will appear on the top of the Stack [*] of the time in which the Page is served up to end users who have not selected a particular Premier Graphic or selected a default Premier Graphic when accessing the Page. Premier Provider acknowledges that the above-stated rotation percentage is a per-calendar quarter target. Netscape shall use reasonable commercial efforts to serve up the Premier Graphic at approximately the same rotation frequency throughout the Premier Period.

     3.4.  End User Default.  Netscape shall produce the Page such that the end
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user may select which Premier Graphic, or the premier graphic supplied by certain marquee providers participating in the Net Search Program, the end user would prefer to have served on the top of the Stack. If an end user selects a default Premier Graphic, the Premier Graphic selected by the end user will be served on top of the Stack when that end user accesses the Page. If an end user has elected to have a particular Premier Graphic appear on top of the Stack on a default basis, the other Premier Graphics will not appear on the top of the Stack unless selected by the end user.

     3.5.  Alphabetical Listing.  Premier Provider will supply Netscape with
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text describing Premier Provider's search service ("Alphabetical Text"), which shall be no more than fifty (50) words in length and which Alphabetical Text Netscape may edit in Netscape's reasonable discretion. Netscape shall notify Premier Provider in advance of making any changes to the Alphabetical Text.
(The Alphabetical Text together with Premier Provider's name are collectively referred to herein as the "Alphabetical Listing"). During the Premier Period, Netscape will place the Alphabetical Listing on an HTML page linked to the Page and which linked HTML page lists Internet search services (the "Alpha Page"). Netscape will produce the Alpha Page such that when an end user presses or clicks on a link ("Alphabetical Link") embedded in the Alphabetical Listing, the end user's Browser will access Premier Provider's applicable HTML page located at the applicable URL for such page on Premier Provider's Web Site ("Alphabetical URL"). Premier Provider hereby grants Netscape a worldwide license to use, display, perform, reproduce and distribute the Alphabetical Listing, Alphabetical Link and Alphabetical URL and such other licenses with respect to the Alphabetical Listing, Alphabetical Link and Alphabetical URL necessary to fulfill the intention of this Agreement.

     3.6.  Page Specifications.  The specifications of the Premier Graphic, the
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Stack, the Alphabetical Listing and their placement on the Page and Alpha Page are set forth on Exhibit A hereto; provided however, that Netscape may, within reasonable limits and upon notice to Premier Provider, (i) change the location of the Stack on the Page, the Premier Graphic or the Alphabetical Listing on the Page or Alpha Page, (ii) redesign or reconfigure the Stack, the Page, the Alpha Page, Netscape's U.S. English-language Web Site, and/or the manner in which an end user interacts with any of the pages of Netscape's U.S. English-language Web Site, or (iii) revise Exhibit A, and Premier Provider shall promptly, and in any event, within no more than thirty (30) days following receipt of the notice, supply Netscape with a revised

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Premier Graphic and Alphabetical Listing which conform to the specifications of the revised Exhibit A. In the event that Netscape revises Exhibit A and Premier Provider must supply conforming materials, such conforming materials shall be received by Netscape and fully functional within five (5) days (excluding holidays) prior to the revised Premier Graphic, Stack or Alphabetical Listing being posted on Netscape's U.S. English-language Web Site. If Netscape has not received such revised and conforming materials within such five (5) day time period described above, or if the materials supplied by Premier Provider do not function in accordance with the specifications set by Netscape, then Netscape shall either (i) post previous versions of Premier Provider's supplied materials, or (ii) make such changes as necessary to bring the materials into conformity with the new specifications and notify Premier Provider of such changes, until such time as the specifications of Exhibit A are again revised. The schedule of planned updates for the Page are set forth in Exhibit E, as such Exhibit E may be revised from time to time.

     3.7.  Update of Premier Graphic.  Premier Provider may elect to revise or
           -------------------------
update its Premier Graphic, provided that such Premier Graphic complies with the specifications of Exhibit A. Netscape shall provide Premier Provider with a schedule of material due dates and planned Page updates.

     3.8.  Emergency Engineering Support.  Netscape will provide, free of
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charge, up to an aggregate of [*] of emergency engineering support services time per update to help Premier Provider service any newly revised Premier Graphic(s) so that the Premier Graphic complies with the new specifications. Netscape will use reasonable commercial efforts promptly to remedy any material malfunctioning of the tabbing mechanism for the Premier Graphics, any material misplacement of the Alphabetical Listing or any material malfunctioning of the Premier Links or Alphabetical Link under the control of Netscape, provided Premier Provider will fully cooperate with Netscape to remedy any such material malfunctioning or misplacement, and provided further that Netscape shall not incur liability for any failure to remedy such material malfunctioning or misplacement if such remedy is not within the reasonable control of Netscape. Premier Provider may report malfunctions to Netscape at the email address srchprod@netscape.com. Notwithstanding the foregoing, Netscape has no obligation to perform services in connection with malfunctions resulting from software not supplied by Netscape.

4.  Additional Premier Provider Benefits.

     4.1.  Advertising Services.  During the Premier Period, Netscape will
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provide Premier Provider with total advertising services in consideration of a portion of the payments set forth in Section 7.1. During the Premier Period, Premier Provider may purchase additional advertising on Netscape's U.S. English-language Web Site for advertising that will run during the Premier Period for the service of Premier Provider [*]. Premier Provider shall execute Netscape's Sponsorship Agreement, a copy of which is attached as Exhibit C, with respect to postings of Premier Provider's advertisement ("Premier Provider's Advertisement"). Premier Provider and Netscape shall mutually agree to the schedule and the placement of Premier Provider's Advertisement on Netscape's U.S. English-language Web Site. Premier Provider shall supply Netscape with the graphic files and other materials and information within the timeframes and as set forth in the specifications of the applicable Netscape advertising program and as reasonably requested by Netscape to produce the Premier Provider's Advertisement. Premier Provider agrees not to include in any Premier Provider's Advertisement on the Page any Internet search functionality as such Premier Provider's Advertisement is served to end users. Netscape shall not knowingly place any advertisements on the Page that contain any Internet search functionality substantially similar to the search functionality provided by the Premier Provider's Premier Graphic.

     4.2.  Limit on Premier Providers.  Netscape shall limit the number of
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companies whose tabs appear on the Stack at any one time to a total of five (5)
entities.

     4.3.  Preset Bookmark.  Netscape shall include a graphic HTML link to
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Premier Provider's URL ("Premier Provider's Bookmark") in the bookmark section of the Netscape Communicator client software versions 4.x, and subsequent commercial releases during the Premier Period if such releases include graphic HTML links to third-party Internet search and directory providers. Premier Provider hereby acknowledges that Premier Provider's Bookmark, although preset in the shipping version of the

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Netscape Communicator 4.x distributed by Netscape, may be reconfigured, customized or deleted by an end user. Should a user upgrade their version of the Communicator, the bookmarks which the user has loaded at the time of the upgrade will be carried forward and installed as part of the upgraded Communicator software.

     4.4.  Infoblock.  Premier Provider shall be accorded consideration for the
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possible inclusion of Premier Provider's service as a default "Infoblock", or similar opportunity, in Netscape's Constellation client software, subject to terms and conditions as Netscape may determine in its sole discretion.

5.  Exposure Guarantee

     5.1.  Occurrence of Exposures.  An exposure ("Exposure") occurs upon the
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serving up to an end user of:  (i) Premier Provider's Premier Graphic on the top of the Stack, (ii) Premier Provider's Web Site in conjunction with a search query executed by an end user through entering the search terms in the URL window of the Browser except when such query is executed from the Page when the Premier Graphic is on the top of the Stack, (iii) Premier Provider's Web Site as a result of an end user clicking on a link (excluding Premier Links) to Premier Provider's Web Site on Netscape's U.S. English-language Web Site, (iv) the page on Premier Provider's Web Site linked to Premier Provider's Bookmark (the "Bookmarked Page") in conjunction with the program described in this Agreement, or (v) other Premier Provider content as a consequence of an end user accessing a promotional page on Netscape's U.S. English-language Web Site if the parties agree that such promotional page traffic shall constitute an Exposure. Exposures shall also include those pages served up as the result of Modifying Functionality Exposures, as defined in Section 6.5 (Modifying Functionality).
The Premier Graphic may be served on the top of the Stack to an end user by the following means: (i) the Premier Graphic appears as part of the Stack rotation, as described in Section 3.3, (ii) the Premier Graphic has been set as an end user's default selection, as described in Section 3.4, and (iii) an end user selects or clicks on the Premier Graphic tab in the Stack.

     5.2.  Minimum Guaranteed Exposures.  Netscape guarantees a total of [*]
           ----------------------------
Exposures (such number of Exposures being referred to as the "Minimum Guaranteed Exposures") during the Premier Period. Failure of the number of Premier Provider's Exposures to exceed the number of Minimum Guaranteed Exposures shall not be deemed to be material breach by Netscape of this Agreement.

     5.3   Make-Good.  If, at the end of the Premier Period, Premier Provider's
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content has not, in the aggregate, received total Exposures equal to or greater than the Minimum Guaranteed Exposures, and provided that Premier Provider has complied with its material obligations hereunder, including, but not limited to, those obligations of Premier Provider pursuant to Section 3.1 (Premier Graphic),
Section 6.1 (Netscape Now), Section 6.5 (Modifying Functionality), Section 7 (Payment to Netscape), Section 8 (Usage Reports) and Section 11 (Responsibility), Netscape will: [*]

6. Premier Provider Obligations. In addition to the other obligations set forth herein, Premier Provider shall:

     6.1.  Netscape Now.  Display the "Netscape Now" button [*];
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provided, however, that (1) on any page on Premier Provider's Web Site which contains only promotional text for any third party Internet client browser software, Premier Provider shall use commercially reasonable efforts to produce such page such that it contains the following statement (or a statement designated by Netscape and generally used by Netscape as a successor to the following statement or in connection with any successor program to Netscape's Netscape Now program): "This site is best
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viewed with Netscape Navigator 3.0. Download Netscape Now!" (or such higher non-
beta version as is then available) ("Netscape Promotional Text"), and, at Premier Provider's option, the "Netscape Now" button; and (2) on any page on Premier Provider's Web Site which contains a combination of promotional text and a virtual button for any third party Internet client browser software, Premier Provider shall use commercially reasonable efforts to produce such page such that it includes a combination of the Netscape Promotional Text and the "Netscape Now" button. On any page on which the "Netscape Now" button, or a successor button, and/or Netscape Promotional Text is displayed, Premier
Provider shall produce such page such that when an end user presses or clicks on the "Netscape Now" button, on the successor button or on the Netscape
Promotional Text, the end user's Internet client software will access the applicable HTML page located at a URL supplied by Netscape. On any page on which the "Netscape Now" button or a successor button, and/or Netscape Promotional Text is displayed, such "Netscape Now" button, successor button and Netscape Promotional Text [*]. Premier Provider shall use reasonable commercial efforts promptly to remedy any misplacement of the "Netscape Now" button, successor button or Netscape Promotional Text on its home page or other pages or any malfunctioning of the button or the Netscape Promotional Text, provided Netscape will fully cooperate with Premier Provider to remedy any such misplacement or malfunctioning, and provided further that Premier Provider shall not incur liability for any failure to remedy such misplacement or malfunctioning if such remedy is not within the reasonable control of Premier Provider. In the event that Netscape replaces the Netscape Now program with a successor program, Netscape shall advise Premier Provider and Premier Provider shall produce the page to conform to such successor program, provided Premier Provider's obligations under such successor program shall not be materially increased. Netscape hereby grants Premier Provider a nonexclusive, nontransferable, nonassignable, nonsublicensable license to perform and display the "Netscape Now" button or successor button and the Netscape Promotional Text directly in connection with fulfilling the foregoing obligation. Premier Provider's use of the "Netscape Now" button, any successor button, and Netscape Promotional Text shall be in accordance with Netscape's reasonable policies regarding advertising and trademark usage as established from time to time by Netscape, including the guidelines of the Netscape Now Program published on Netscape's U.S. English-language Web Site. Premier Provider acknowledges that
(1) the "Netscape Now" button and any successor button are proprietary logos of Netscape and contain Netscape's trademarks, and (2) the Netscape Promotional
Text contains Netscape's trademarks. In the event that Netscape determines that Premier Provider's use of the "Netscape Now" button, any successor buttons or Netscape Promotional Text is inconsistent with Netscape's quality standards, then Netscape shall have the right to suspend immediately such use of the "Netscape Now" button, any successor buttons and Netscape Promotional Text. Premier Provider understands and agrees that the use of the "Netscape Now" button, any successor buttons and Netscape Promotional Text in connection with this Agreement shall not create any right, title or interest in or to the use of the "Netscape Now" button, any successor buttons or associated trademarks, including as such are used in the Netscape Promotional Text, and that all such use and goodwill associated with the "Netscape Now" button, any successor buttons and associated trademarks will inure to the benefit of Netscape. Premier Provider agrees not to register or use any trademark that is similar to the "Netscape Now" button or any successor buttons or any of Netscape's trademarks as used in the Netscape Promotional Text. Premier Provider further agrees that it will not use the "Netscape Now" button, any successor buttons or the Netscape Promotional Text in a misleading manner or otherwise in a manner that could tend to reflect adversely on Netscape or its products. If Premier Provider fails to honor the commitment set forth in this Section 6.1 and does not cure such failure within thirty (30) days after receipt of written notice thereof from Netscape, Netscape shall be relieved of its obligations described in Section 5.3 arising after the expiration of such thirty (30) day period. Netscape hereby represents that all participants in the Net Search Program - Premier Provider shall be bound by terms substantially similar to the terms of this Section 6.1.

     6.2. Server Software. [*] Netscape core Web server software product
          ---------------
(currently comprised of Netscape Enterprise Server and Netscape FastTrack Server) to
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maintain Premier Provider's Web Site and, if requested, provide Netscape of evidence of such use. Netscape will provide Premier Provider with "Expert-Expert" product support, as described in Exhibit F, free of charge for any Netscape software deployed by Premier Provider in accordance with this obligation;

     6.3.  Site Features.  [*] any of HTML Frames, layers, dynamic HTML
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pages, Java, JavaScript or the then current client software technology (or subsequent features displayable by the Browser, within the beta testing period of the availability of such features) ("Site Features") for display with those Internet software clients capable of displaying the Site Features on (i) the Premier Provider's Web Site, provided that Premier Provider shall use reasonable commercial efforts to [*] the Site Features on Premier Provider's Web Site in a location and in a fashion as Netscape may agree, and (ii) at least one (1) HTML page located at each Premier URL (or on an HTML page located further down the directory tree from the page located at the Premier URL; provided Premier Provider will use reasonable efforts to implement the Site Features as high in such directory tree structure as possible), and, where appropriate, on all other HTML pages of Premier Provider's primary Web site; provided Premier Provider shall not be required to implement the Site Features on pages of any secondary Web site of Premier Provider that Premier Provider is required to construct to satisfy Premier Provider's obligations under any third party contract existing as of the date of this Agreement. Netscape shall use reasonable commercial efforts to help Premier Provider implement changes in order to comply with new Site Features; and

     6.4.  Mailto Link.  Include on the page served to an end user in
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conjunction with the results of the end user's search query a "mailto" link which users of Premier Provider's service can use to direct questions or help requests to Premier Provider. Netscape shall also include such a "mailto" link on the Page. Premier Provider will use reasonable efforts to reply promptly, but in any event within one (1) week, to any such question or help request.

     6.5.  Modifying Functionality.  Except for any Exposures generated by
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Current Modifying Technology (as defined below), each serving up to an end user of Premier Provider content as the result of any means or functionality ("Modifying Functionality") which (i) alters or modifies, or enables end users to alter or modify, the standard user interface or configuration of any Browser except for those Browsers distributed by third parties who have been granted by Netscape the right to alter or modify such Browsers, or (ii) modifies the functioning of pages served from Netscape's U.S. English-language Web Site shall be [*]. The number of such Modifying Functionality Exposures shall be calculated by a technical means or by a periodically statistically significant users survey as mutually agreed by the parties prior to commencement of the Premier Period. [*]. As used in this Section 6.5, "Current Modifying Technology" means the provision or implementation by Premier Provider, [*] of which would (i) alter or modify, or enable end users to alter or modify, the standard user interface or configuration of any Browser, or (ii) modify the functioning of pages served from Netscape's U.S. English-language Web Site.

7.  Payment to Netscape.

     7.1.  Payment.  For the benefits and services provided by Netscape to
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Premier Provider for the one (1) year Premier Period, Premier Provider shall pay
Netscape a total of [*] (the "Payment") comprised of the fees for the following:

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           [*]

     7.2   Timing of Payment. Premier Provider shall pay the Payment as follows:
           -----------------

           [*] upon the execution of this Agreement;

           [*] no later than June 30, 1997;

           [*] no later than September 30, 1997;

           [*] no later than December 31, 1997; and

           [*] no later than March 31, 1998.

     7.3.  Overage Payments.  If, during the Premier Period, the number of
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Premier Provider's Exposures exceeds the number of Minimum Guaranteed Exposures,
Premier Provider shall remit to Netscape additional payments ("Overage
Payments") equal to [*] Exposures received in excess of the Minimum Guaranteed Exposures, subject to the terms of Section 7.4. Netscape shall invoice Premier Provider on a quarterly basis for such Overage Payments after the number of Premier Provider's Exposures exceeds the number of Minimum Guaranteed Exposures, and Premier Provider shall remit such additional funds within thirty (30) days of receipt of such invoice.

     7.4.  Payment Cap.  Notwithstanding the foregoing, the total amount payable
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by Premier Provider to Netscape as described in this Section 7 shall not exceed
[*] (the "Payment Cap") including all amounts due under Section 7.1 and Section 7.3.

     7.5.  Interest.  Any portion of the Payment or the Overage Payments which
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has not been paid to Netscape within the applicable time set forth above shall bear interest at the lesser of [*].

     7.6.  No Taxes.  All payments due hereunder are exclusive of any applicable
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taxes.  Premier Provider shall be responsible for all applicable national, state and local taxes, value added or sales taxes, exchange, interest, banking, collection and other charges and levies and assessments pertaining to payments other than U.S. taxes based on Netscape's net income. If Premier Provider is required by law to make any deduction or to withhold from any sum payable to Netscape by Premier Provider hereunder, (i) Premier Provider shall effect such deduction or withholding, remit such amounts to the appropriate taxing authorities and promptly furnish Netscape with tax receipts evidencing the payments of such amounts, and (ii) the sum payable by Premier Provider upon which the deduction or withholding is based shall be increased to the extent necessary to ensure that, after such deduction or withholding, Netscape receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount Netscape would have received and retained in the absence of such required deduction or withholding.

     7.7.  Advertising Purchase by Netscape.  During the Premier Period,
           --------------------------------
Netscape shall purchase from Premier Provider advertising inventory and services on Premier Provider's Web Site valued at [*] as such inventory and services are valued based on Premier Provider's advertising rate card. In addition, on a quarterly basis, Netscape shall purchase from Premier Provider advertising inventory and services on Premier Provider's Web Site valued at [*] of Overage Payments paid by Premier Provider as such inventory and services are valued

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based on Premier Provider's advertising rate card.  Advertising inventory and services purchased by Netscape pursuant to this Section 7.7 shall be mutually agreed upon by the parties including placement and available advertising key words or other value added targeting services.

8.   Usage Reports.

     8.1.  Provide Usage Reports.  Netscape and Premier Provider will each
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provide the other, via email to the email address set forth below, with usage reports ("Usage Reports") containing the information and in the format set forth in Exhibit B hereto. The Usage Reports shall cover each one-month time period of the Premier Period, and the parties shall use reasonable commercial efforts to deliver the Usage Reports within fifteen (15) days following the end of each month. If, due to technical problems, a party is unable to provide any portion of a Usage Report in any given month, the previous month's Usage Report data will be substituted as a proxy for the unavailable data. The parties may, by mutual written agreement, alter the content and format of the Usage Reports.

     8.2.  No Liability.  NETSCAPE AND PREMIER PROVIDER WILL USE REASONABLE
           ------------
COMMERCIAL EFFORTS TO ENSURE THE TIMELY DELIVERY, ACCURACY AND COMPLETENESS OF THE USAGE REPORTS, BUT NEITHER PARTY WARRANTS THAT THE USAGE REPORTS WILL CONFORM TO ANY PUBLISHED NUMBERS AT ANY GIVEN TIME. NEITHER PARTY SHALL BE HELD LIABLE FOR ANY CLAIMS AS THEY RELATE TO SAID USAGE REPORTS.

9.   Termination.

     9.1.  Methods of Termination.
           ----------------------

           a.  Termination on Breach.  Either party may terminate this Agreement
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if the other party materially breaches its obligations hereunder and such breach remains uncured for fifteen (15) days following notice to the breaching party of the breach or as otherwise provided in Section 6.5 (Modifying Functionality) and
Section 10 (Right to Refuse).

           b.  Termination for Convenience.  Premier Provider may terminate this
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Agreement for its convenience ("Termination for Convenience") upon sixty (60)
prior written notice to Netscape.

     9.2.  Effect of Termination. Except as specifically provided otherwise in
           ---------------------
this Agreement, upon termination of the Agreement, all rights and obligations hereunder shall cease and each party will promptly and at the direction of the other party, either return or destroy, and will not take or use, any items of any nature that belong to the other party and all items containing or related to Confidential Information of the other party. The following provisions shall survive the expiration or termination of this Agreement for any reason: Section
7.6 (No Taxes), Section 8.2 (No Liability), Section 9.2 (Effect of Termination),
Section 11 (Responsibility), Section 12 (Limitation of Liability), and Section 13 (General).

               9.2.1  Termination For Convenience.  Notwithstanding Section 9.2,
                      ---------------------------
     in the event this Agreement is terminated by Premier Provider as a Termination for Convenience, Premier Provider [*] at the time of termination or (2) would otherwise become due and payable under the terms of this Agreement, including but not limited to, Overage Payments, but only as such Overage Payments accrue through the end of the Premier Period as the result of Exposures occurring upon the serving up to an end user of the Bookmarked Page.

               9.2.2  Termination Due to Breach by Premier Provider.
                      ---------------------------------------------
     Notwithstanding Section 9.2, in the event this Agreement is terminated by Netscape pursuant to Section 9.1 as a result of a breach by Premier Provider, Premier Provider shall remain liable for the value of the payments which (1) are due at the time of termination, or (2) but for the breach, would otherwise become due and payable under the terms of this Agreement, including but not limited to, Overage Payments, but only as such Overage Payments accrue through the end of the Premier Period as the result of Exposures occurring upon the serving up to an end user of the Bookmarked Page.

            * Certain information on this page has been omitted and
              filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

               9.2.3  Termination Due to Breach by Netscape.  Notwithstanding
                      -------------------------------------
     Section 9.2, in the event this Agreement is terminated by Premier Provider pursuant to Section 9.1 as a result of a material breach by Netscape of its significant material obligations set forth in Section 1 (Premier Provider),
     Section 2 (Premier Period), Section 3.1 (Premier Graphic), Section 3.2 (Stack), Section 3.3 (Rotation), Section 3.5 (Alphabetical Listing),
     Section 4.1 (Advertising Services), Section 4.2 (Limit on Premier Providers), Section 4.3 (Preset Bookmark) or Section 5.3 (Make-Good), Netscape shall pay to Premier Provider [*], to the extent such amount is greater than zero equal to (i) the total amount of Payment received as of the date of termination [*] less (ii) the total number of Exposures received as of the date of Termination multiplied by [*]; provided, however, that Netscape shall have no obligation [*] if the Minimum Guaranteed Exposures have been achieved as of the date of such termination; and, provided further, that Premier Provider shall remain liable for (1) any accrued but unpaid Overage Payments as of the date of termination and
     (2) the value of the payments which, but for the termination of this Agreement and assuming that the Minimum Guaranteed Exposures have been achieved, would otherwise become due and payable under the terms of this Agreement as the result of any Overage Payments accruing through the end of the Premier Period due to Exposures occurring upon the serving up to an end user of the Bookmarked Page.

10. Right to Refuse. Netscape will have the right to review the contents and format of the Premier Graphic, the Alphabetical Listing, the Bookmarked Page and Premier Provider's Advertisement. If Netscape, in its reasonable discretion, at any time determines that the Premier Graphic, the Alphabetical Listing, the Bookmarked Page or Premier Provider's Advertisement contains any material, or presents any material in a manner, that does not comply with Netscape's Materials Standards, as defined below, Netscape will inform Premier Provider of the reason Netscape has made such determination and may (i) refuse to include the Premier Graphic or the Alphabetical Listing in the Page or Premier Provider's Advertisement on Netscape's U.S. English-language Web Site, and/or
(ii) immediately terminate this Agreement if Premier Provider has not revised to Netscape's reasonable satisfaction the Premier Graphic, the Alphabetical Listing, the Bookmarked Page or Premier Provider's Advertisement within one (1) business day of written notice from Netscape. If Netscape, in its reasonable discretion, at any time determines that the Premier Provider's Web Site contains any material, or presents any material in a manner, that does not comply with Netscape's Materials Standards, Netscape may immediately terminate this Agreement if Premier Provider has not revised to Netscape's reasonable satisfaction such material within one (1) business day of written notice from Netscape. Netscape reserves the right to refuse to include in the Page any Premier Graphic, or any Alphabetical Listing in the Alpha Page, that does not completely conform to the specifications set forth in Exhibit A, and any Premier Provider's Advertisement that does not completely conform to the specifications of the applicable advertising program. As used in this Section 10, "Netscape's Materials Standards" means that the requirement that subject material is not unlawful, harmful, fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane, hateful, racially, ethnically or otherwise objectionable, including, without limitation, any material that encourages conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable local, state, national or international law. To the extent that Netscape's right to reject materials pursuant to this Section 10 is inconsistent with its rights to reject such materials under Netscape's Sponsorship Agreement, the terms of this Section 10 shall govern.

11. Responsibility. Premier Provider is solely responsible for any legal liability arising out of or relating to (i) the Premier Graphic, the Alphabetical Listing, Premier Provider's Bookmark, the Bookmarked Page and Premier Provider's Advertisement, and/or (ii) any material to which users can link through the Premier Graphic, the Alphabetical Listing, Premier Provider's Bookmark, the Bookmarked Page and Premier Provider's Advertisement. Premier Provider represents and warrants that it holds the necessary rights to permit the use of the Premier Graphic, the Alphabetical Listing, the Premier URL, the Alphabetical URL, the Premier Links, the Alphabetical Link, Premier Provider's Bookmark, the Bookmarked Page and Premier Provider's Advertisements by Netscape for the purpose of this Agreement;

            * Certain information on this page has been omitted and
              filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

and that the permitted use, reproduction, distribution, or transmission of the Premier Graphic, the Alphabetical Listing, Premier Provider's Bookmark, the Bookmarked Page, Premier Provider's Advertisements and any material to which users can link through the Premier Graphic, Alphabetical Listing, Premier Provider's Bookmark, the Bookmarked Page and Premier Provider's Advertisements will not violate any criminal laws or any rights of any third parties, including, but not limited to, infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity, or otherwise violate any applicable local, state, national or international law. Premier Provider agrees to indemnify Netscape and to hold Netscape harmless from any and all liability, loss, damages, claims, or causes of action, including reasonable legal fees and expenses that may be incurred by Netscape, arising out of or related to Premier Provider's breach of any of the foregoing representations and warranties.

12. Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE LIABILITY OF EITHER PARTY FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER (EXCEPT FOR DAMAGES OR ALLEGED DAMAGES ARISING UNDER SECTION 11) WHETHER IN CONTRACT OR TORT OR ANY OTHER LEGAL THEORY IS LIMITED TO AND SHALL NOT EXCEED THE PAYMENT DUE FROM PREMIER PROVIDER HEREUNDER.

13.  General.

     13.1. Governing Law.  This Agreement shall be subject to and governed in
           -------------
all respects by the statutes and laws of the State of California without regard to the conflicts of laws principles thereof. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection herewith, and each party hereby consents to such exclusive and personal jurisdiction and venue.

     13.2. Entire Agreement.  The parties agree that by signing this Agreement,
           ----------------
the Net Search Program - Premier Provider agreement between the parties dated March 29, 1996, as amended, (the "1996 Net Search Agreement") shall (1) remain in effect until April 30, 1997 without any further payment by Premier Provider to Netscape, and with Premier Provider's [*] on the Stack on the current Page to remain unchanged until April 30, 1997 and (2) upon the commencement of the Premier Period, be terminated, and any outstanding rights, duties or obligations between the parties as described in the 1996 Net Search Agreement shall be extinguished This Agreement shall be the sole recital of the rights, duties and obligations of the parties with respect to Netscape's U.S. English-language Web Site and Premier Provider participation in the Net Search Program. This Agreement, including the exhibits and attachments referenced on the signature page hereto, constitutes the entire Agreement and understanding between the parties and integrates all prior discussions between them related to its subject matter. No modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each party.

     13.3. Assignment.  Premier Provider may not assign any of its rights or
           ----------
delegate any of its duties under this Agreement, or otherwise transfer this Agreement (by merger, operation of law or otherwise), without the prior written consent of Netscape; [*], in connection therewith, Netscape [*], either by written notice of such election or by failure of Netscape to deliver such consent to Premier Provider within (30) days of a request from Premier Provider for such consent, [*] to Premier Provider an amount as calculated in Section
9.2.3 above as "Refund". Any attempted assignment, delegation or transfer in derogation hereof shall be null and void.

            * Certain information on this page has been omitted and
              filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     13.4.  Notices.  All notices required or permitted hereunder shall be given
            -------
in writing addressed to the respective parties as set forth below and shall either be (i) personally delivered, (ii) transmitted by postage prepaid certified mail, return receipt requested, or (iii) transmitted by nationally-recognized private express courier, and shall be deemed to have been given on the date of receipt if delivered personally, or two (2) days after deposit in mail or express courier. Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Subsection. The addresses for the parties are as follows:

     Premier Provider:                   Netscape:
     ----------------                    --------
     Lycos, Inc.                         Netscape Communications Corporation
     500 Old Connecticut Path            501 East Middlefield Road
     Framingham, MA 01701-4576           Mountain View, CA 94043
     Fax: (508) 820-4499                 Fax: (415) 528-4123
     Attn: Ted Philip                    Attn: General Counsel
           Chief Operating Officer

     13.5.  Confidentiality.  All disclosures of proprietary and/or confidential
            ---------------
information in connection with this Agreement as well as the contents of this Agreement shall be governed by the terms of the Mutual Confidential Disclosure Agreement either entered into previously by the parties or entered into concurrently with this Agreement, a copy of which is attached hereto as Exhibit D. The information contained in the Usage Reports provided by each party hereunder shall be deemed the Proprietary Information of the disclosing party. Notwithstanding the foregoing, Netscape may, in its sole discretion, make publicly available client software market share information contained in the Usage Reports submitted by Premier Provider, provided that Netscape shall not indicate that Premier Provider is the source of the information.

     13.6.  Force Majeure.  Neither party will be responsible for any failure to
            -------------
perform its obligations under this Agreement due to causes beyond its reasonable control, including but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods or accidents.

     13.7.  Waiver.  The waiver, express or implied, by either party of any
            ------
breach of this Agreement by the other party will not waive any subsequent breach by such party of the same or a different kind.

     13.8.  Headings.  The headings to the Sections and Subsections of this
            --------
Agreement are included merely for convenience of reference and shall not affect the meaning of the language included therein.

     13.9.  Independent Contractors.  The parties acknowledge and agree that
            -----------------------
they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party the joint venturer, employee or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

     13.10.  Severability.  In the event any provision of this Agreement is held
             ------------
by a court or other tribunal of competent jurisdiction to be unenforceable, such provision shall be reformed only to the extent necessary to make it enforceable, and the other provisions of this Agreement will remain in full force and effect.

     13.11.  Counterparts.  This Agreement may be executed in two or more
             ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed to be an original. Notwithstanding the foregoing, the parties shall deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

The parties have duly executed this Agreement as of the later of the two (2) dates set forth below.

Premier Provider:                         Netscape:


LYCOS, INC.                               NETSCAPE COMMUNICATIONS CORPORATION

By:__________________________________     By:_________________________________
Print Name:__________________________     Print Name:_________________________
Title:_______________________________     Title:______________________________
Date:________________________________     Date:_______________________________


Premier Provider Address:                 Netscape Address:
500 Old Connecticut Path                  501 East Middlefield Road
Framingham, MA 01701-4576                 Mountain View, California 94043
USA                                       USA

Attention:  Ted Philip, Chief Operating   Attention:  General Counsel
            Officer
Facsimile:  (508) 820-4499                Facsimile:  (415) 988-1132
Email:  tphilip@lycos.com                 Email:  Roberta Katz

Attached Exhibits:
         Exhibit A:  Specifications of the Page
         Exhibit B:  Usage Reports
         Exhibit C:  Form of Sponsorship Agreement
         Exhibit D:  Mutual Confidential Disclosure Agreement
         Exhibit E:  Schedule of Planned Updates
         Exhibit F:  Description of Expert-Expert Product Support


                                   EXHIBIT A
                          Specifications of the Page

Site Samplers are available exclusively to Premier and "Marquee" Providers. As of May 1, 1997, Net Search will support Netscape Navigator versions 2 and 3
(both Macintosh and PC platforms), and Microsoft Internet Explorer 3.0 (PC only). (See Net Search Sampler Test Specification, External for complete list).
All other browsers will be routed to a simple version of the page which encourages users to download a more current version of Netscape's browser.
Netscape will spend up to one hour of engineering time per sampler per month to integrate the Site Samplers into the Net Search page if available. If more engineering or QA time than is available becomes necessary to fix bugs discovered, or if the necessary changes to fix any bugs include changes to the appearance of the sampler, the Site Sampler will be returned for revision. The specifications are as follows:

 .    Size. All Premier Provider materials should be exactly 468 by 165 pixels.
     Design Site Samplers that include text and interactive forms for a default font size of 12 points. (Be aware, however, that text and forms may resize on your audience's browsers as they change their default font sizes.) Keep in mind that the <FONTSIZE=> tag is not implemented in early versions of web browsers.

     Site Samplers will be measured by taking a screen shot on a system configured as follows: A PC running Windows 95, with the settings configured for small fonts, and an NEC MultiSync XV17+ (17 inch) monitor.
     The screen shot will be taken of Netscape Navigator Gold version 3.1, with the Proportional Font set at 12pt Times New Roman, and the Fixed Font set at 10pt Courier New. The measurement will be taken in Paintbrush. Netscape will provide "measurement services", if needed, for companies that don't have the specified platform configuration.

 .    HTML Quirks. We have found a few less-than-obvious quirks which cause some browsers to crash, which we thought would be helpful to pass on:

           1.  [FORM-TYPE] tags must follow IMMEDIATELY AFTER your sampler's first
               TABLE tag. Any variation of this whatsoever will cause a significant number of users to crash.

           2.  Any empty <TD> tags should be separated by a carriage return.
               HTML should read as follows:

                     <TD>
                     </TD>

               as opposed to

                     <TD></TD>

           3. If text appears without any spacing between words (for instance, in a sentence as opposed to in a table), any text that falls closer than 50 pixels to the edge of the Site Sampler should be tested on a Unix machine. Often, this text will be cut off on that platform.

           4. Interleaving HTML tags will cause several browsers to crash. Tags should be ordered as follows:

                     <H3><FONTCOLOR="#000055">Text here</H3>

               as opposed to

                     <H3><FONTCOLOR="#000055">Text here</H3>

 .    Tables. In order to maintain the robustness of the page, please do not include any more than one nested table, for a total of two tables per sampler. Any more than one nested table will cause crashes for a significant number of users. One simple table is ideal, as even one nested table may cause some implementation problems when integrated with the Net
     Search page. If you are nesting a table, please test carefully.

 .    Image maps. Only a client-side image map is necessary, since browsers which don't support client-side maps will not be directed to the main Net Search page.

 .    File sizes. To keep the user's load time low, we request that Premier
     Provider files not exceed 20K unless cleared by the Destinations production manager at destinationsprod@netscape.com.

 .    Animated GIFs. Due to the large number of users whose browsers do not support animated GIFs, and their typically large file size, we are not implementing animated GIFs at this time.

 .    JavaScript. JavaScript tends to cause older browsers to behave unpredictably and in many cases crash, and there is delicate technology in place to implement the Site Sampler functionality. As a result, the implementation of JavaScript in Site Samplers is not an option at this time.

 .    Delivery. Content providers should email files to Netscape at
     destinationsprod@netscape.com. If you are providing multiple files, you should place them in a folder labeled with the content provider's name. For the best possible results, deliver Site Samplers that are already integrated into a copy of the Net Search page.

 .    Filenames. It is important that filenames be in the following format:
     search_providername.fmt (for example, search_yoohoo.gif, search_yoohoo.htm). If there are two or more files of a certain format, filenames should be in the following format: search_providername#.fmt (for example, search_yoohoo1.gif, search_yoohoo2.gif). When you update your Site Sampler, continue to increment the number to help avoid caching issues.

 .    Format. All content providers need to provide HTML files that include the layout for their materials. All HTML should be uppercase. Please include the TARGET="_top" attribute in all HREF tags. Height and width tags need to be specified for all images. Graphics files should be in GIF format; all other formats should be cleared with the Destinations production manager at destinationsprod@netscape.com.

 .    Graphics. By limiting the number of individual graphics (server calls) in your Site Sampler, you will improve overall page performance and allow the page to load more quickly. Cropping as close as possible to the image, leaving no white space around them, will also allow the page to load more quickly. To minimize dithering and insure that the users across all platforms see what you expect them to see, we recommend use of the Netscape Color Palette.

                                   EXHIBIT B
                                 Usage Reports

      Sample report provided by Premier Provider to Netscape each month.

For the week of:  5/1/97 - 5/8/97

[*]









            * Certain information on this page has been omitted and
              filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

      Sample report provided by Netscape to Premier Provider each month.

For the month of May, 1997

                 (1)                (2)                   (3)                      (4)                    (5)
               Rotated            Default             Total First             User Selected              Total
              Exposures          Exposures             Exposures                Exposures              Exposures
                                                         (1+2)                                           (3+4)
May 1            1M                 200K                 1.2M                     400K                   1.6M
May 2           1.1M                210K                 1.31M                    500K                   1.81M
May 3           1.2M                220K                 1.42M                    600K                   2.02M


May 31          1.8M                280K                 2.08M                    800K                   3.08M

Total

A running total of the Exposures will also be included.

                                   EXHIBIT C

                         Form of Sponsorship Agreement

                                   EXHIBIT D

                    Form Confidential Disclosure Agreement

                                   EXHIBIT E

                          Schedule of Planned Updates


 .    Calendar: The following is the schedule for submitting materials for the
     Net Search program during the first two months of the Premier Period.

--------------------------------------------------------------------------------
Final materials due:                                Net Search Page goes live:
--------------------                                --------------------------
--------------------------------------------------------------------------------
May 6, 1997                                         May 12, 1997
--------------------------------------------------------------------------------
May 13, 1997                                        May 19, 1997
--------------------------------------------------------------------------------
May 19, 1997 (please note this is a Monday)         May 22, 1997
--------------------------------------------------------------------------------
May 27, 1997 (please note the 26th is a holiday)    June 2, 1997
--------------------------------------------------------------------------------
June 3, 1997                                        June 9, 1997
--------------------------------------------------------------------------------
June 10, 1997                                       June 16, 1997
--------------------------------------------------------------------------------
June 17, 1997                                       June 23, 1997
--------------------------------------------------------------------------------
June 24, 1997                                       June 30, 1997
--------------------------------------------------------------------------------

                                   EXHIBIT F

                 Description of Expert-Expert Product Support


Designed for medium to large organizations

     Web businesses
     Internet service providers
     Large system integrators
     Large resellers

Mission-critical level of support for Netscape customers.

 .    Priority escalation to expert-level technical support engineer
 .    Includes support for complex fault isolation
 .    Customers provide front-line (help-desk) support for their installed base
 .    2 authorized customer contacts included
 .    Unlimited incidents
 .    24 x 7 (pager only after hours for P1 issues only)
 .    Informational support on selected beta products
 .    Technical support bulletins
 .    Incident closure reports